Exhibit 15.1

October 24, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated October 15, 2003 on our review of interim financial information of Visteon Corporation (the “Company”) for the three and nine month periods ended September 30, 2003 and 2002, and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2003 is incorporated by reference in its Registration Statement on Form S-3 (No. 333-85406) dated April 2, 2002, and Form S-8 (Nos. 333-39756, 333-39758, and 333-40202) dated June 21, 2000, June 21, 2000, and June 26, 2000, respectively.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP